Company Contact:       Media Contact:         Investor Contact:
Janice L. MacKenzie    Linda Jasper           Robert B. Prag, President
I-trax, Inc.           Keatingpr              The Del Mar Consulting Group, Inc.
(215) 557-7488 x109    (973) 921-2003         (858) 794-9500
jmackenzie@i-trax.com  ljasper@keatingpr.com  bprag@delmarconsulting.com

                       I-trax Completes Private Placement

PHILADELPHIA, Oct. 15 /PRNewswire-FirstCall/ -- I-trax, Inc. (Amex: DMX - News), a health management solutions company, announced today that it has completed a private placement of its common stock and warrants. I-trax sold 930,000 restricted shares of its common stock at a fixed price of $2.50 per share and 465,000 warrants with a strike price of $3.00 and received gross proceeds of approximately $2,325,000. The proceeds will be used for working capital and general corporate purposes.

The securities offered in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About I-trax

I-trax enables a new generation of disease management through its unique personalized health management solutions, which reduce the cost of care while improving the health of populations. I-trax provides the only integrated, end-to-end health management solutions available today. Utilizing a common data platform, the Medicive(R) Medical Enterprise Data System, I-trax solutions enable true coordination of care through the utilization of shared records by all caregivers. These solutions have been tested and proven in real-world settings including Walter Reed Army Healthcare System, Office of Attending Physician, US Congress, the Pentagon, Aetna, MedCost, Alegent Health, Presbyterian Health Plan, CalOptima and Los Angeles County-USC Medical Center. I-trax is headquartered in Philadelphia, Pennsylvania and maintains its Care Communications Center in Omaha, Nebraska. More information is available at http://www.i-trax.com.

This news release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated, including those risks detailed in I-trax's filings with the Securities and Exchange Commission, and should be read in light of these risks.


                                       3